Exhibit 99.2

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Esports Entertainment Group

Fiscal 2021 Q4 Earnings Conference Call

October 13, 2021

C O R P O R A T E P A R T I C I P A N T S

Grant Johnson, Chief Executive Officer, and Chairman

Daniel Marks, Chief Financial Officer

Jeff Cohen, Vice President Strategy & Investor Relations

C O N F E R E N C E C A L L P A R T I C I P A N T S

Michael Kupinski, NOBLE Capital Markets

Scott Buck, H.C. Wainwright & Co., LLC

Mike Hickey, Benchmark Company

Lisa Springer, Singular Research

P R E S E N T A T I O N

Operator

Good day, and welcome to the Esports Entertainment Group’s Fiscal 2021 Q4 Earnings Conference Call.

Today’s conference is being recorded.

Before we begin, I’m just going to read some brief Safe Harbor language. Statements we make during this call that are not statements of historical fact constitute forward-looking statements that are subject to risks, uncertainties, and other factors that could cause our actual results to different materially from historical results or from our forecast. We assume no responsibility for updating forward-looking statements. For more information, please refer to the risks and uncertainties and other factors that could cause our actual results to differ materially from our historical results and for our forecast. We assume no responsibility for updating forward-looking statements. For more information, please refer to the risks and uncertainties, and other factors discussed in our SEC filings.

Now at this time, I’d like to turn the conference over to Mr. Grant Johnson, CEO. Please go ahead, sir.

Grant Johnson

Thank you for joining us for our fiscal fourth quarter earnings call. I am very proud of how our team continues to execute and our results for both the quarter as well as the full year reflect that. In the past year, we have grown from less than 50 employees to over 250. Our revenue base has scaled alongside that, with fiscal 4Q revenue increasing 63% quarter over quarter to $8.8 mil. We’re expecting to show an even stronger rate of growth in our fiscal first quarter of 2022 as we digest some of our recent acquisitions. In addition to that strong revenue growth, we continue to make significant strides in our goal to build to the world’s best esports entertainment and online gambling company. As those of you who follow the company know, we break the business into two divisions, EEG igaming and EEG Games. I will now walk through some of the operational highlights for each division and then pass the line to Dan to go into further detail on the numbers.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Starting with iGaming, our strategy is to build a best-in-class esports betting platform with full casino and sportsbook functionality. On July 14th, we completed the acquisition of BetHard, a rapidly growing B2C traditional sports betting operator. In addition to generating over $30 mil in revenue, BetHard brings with it both Swedish and Spanish licenses.

While it is still early days, we have made significant progress integrating Lucky Dino and Bet Hard into our existing SportNation and Vie infrastructure. We expect to recognize meaningful revenue synergies as we expand our cross-sell efforts across our brands.

In addition to acquisitions, we have made significant strides growing our brands organically. In August we launched a new “pay and play” casino brand in Finland called Fiksukasino. “Pay and play” is a rapidly growing concept in the online gaming industry that allows a player to bypass onerous registration processes, enabling safe and reliable play without delay. This is a feature that many of our players and affiliates had been asking for and our team was able to deliver. Since launch, the brand has significantly exceeded our internal expectations.

Turning focus to Vie, our flagship esports betting brand. We continue to make exciting progress here. Much of our current marketing to date has been spent in Latin America, which is a the third largest esports market globally, growing more than 17% annually. So far we have signed marketing agreements with Infamous Gaming, Peru’s largest esports organization, Movistar Liga Pro Gaming League and SG esports, a Brazilian esports organization. We are particularly excited about the SG sponsorship as their DOTA 2 team will don the VIE logo as their primary jersey sponsor during The International in October, one of the most viewed esports tournaments of the year. This is in addition to the partnership we have with the Harris Blitzer men’s CSGO esports team Brand Dignitas .

Moving to our North America efforts, which we expect to be a big area of growth for Vie and for the company, I’d like to give you an update on our New Jersey license application. We are now in the final stages of what has been a long process, the pandemic was definitely a factor on the length of time it took us to get to this point as the process of document gathering was at times challenging. Our software has been submitted to the DGE Lab, which is currently in the technical audit process. Based on our successful mock audits with the testing lab, we do not anticipate any issues here. Once the testing has been completed, we are able to apply for a transactional waiver and begin making a market for esports wagering in the state. In anticipation of our imminent launch, we opened our New Jersey office in Hoboken in September and have begun scaling up staffing in the state.

With our New Jersey launch now on the horizon, we have our sights set on additional US jurisdictions. Earlier this summer, two of our executives, CFO, Dan Marks and VP strategy and IR, Jeff Cohen, were invited to testify on behalf of the industry in the Ohio State Senate Select Committee on Gaming. In September the State government of Ohio announced that they were committed to adding esports to the gambling framework as a priority and this was in large part due to these presentations. Legislation is expected to be written and voted upon this fall and we are confident that esports will be included in the state’s sports betting bill. We intend to apply and expect to receive a license in the state in 2022.

In addition to Ohio, we are in discussions with several other US states as well as the province of Ontario in Canada.

Turning now to the other division of our company, EEG Games.

In June we completed our acquisition of ggCircuit and Helix. This has been a transformative transaction for us, bringing to us an excellent team and creating a vertically integrated solution for esports entertainment.

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Because of the assets we bring to bear, we continue to attract interest from high profile organizations looking to enter the esports space. Since May we have signed exclusive agreements with the Cleveland Cavaliers, the LA Football Club, The LA Chargers, The New York Rangers, The Indianapolis Colts and the current super bowl champions, Tampa Bay Buccaneers. Additionally, we entered into a similar relationship with the Indian Gaming Esports Association, IGEA, which is the first-ever tribal esports organization to advance esports adoption among tribal nations and casinos. These groups are partnering with us specifically because they have done extensive due diligence and recognize that our combined assets are best-in-class for these non-endemics looking to enter the esports ecosystem. In addition to the 13 teams we have already signed we are in discussions with an additional 20 organizations that we expect to sign over the coming months.

I’d like to take a minute and dig into how we are monetizing all of these exciting marketing partnerships. When we initially started signing these agreements, our plan was to monetize the relationships by charging players to play in the tournaments that we are running on behalf of the teams. Other revenues would be generated from sponsorship fees for brands wishing to target the highly coveted 18-35 gamer demographic. However, in recent months we have built a new consumer facing platform that ties together all of our capabilities in the EEG Games division and adds several new revenue streams including more targeting advertising allowing smaller local brands access, ecommerce, subscriptions, play-to-earn and crypto. Additionally, we can also monetize through broadcasting our tournaments on Twitch and ESTV, which we signed a partnership with in August. This newly integrated platform will also be the primary delivery method for LANduel, our player-vs-player Skill based betting application. We will be able to provide further details on this new platform in the coming weeks as to the specific dates for the inaugural launch taking place later this fall in Atlantic city. Alongside this we will begin running the large pro team tournaments.

As we’ve communicated to investors in the past, we plan to augment these digital relationships with physical installations of our Helix Centers in the future. So far we have announced two new Center locations in North America, the first one at Hall of Fame Village in Canton Ohio and the second in Los Angeles at UCLA in their student union. We expect UCLA to open prior to the end of this year with Hall of Fame coming online in 1st quarter 2022. Our plan is to open approximately one center a quarter for the next two years and are in discussions with several of the organizations referenced above about potential locations.

Lastly, I’d like to touch on ggCircuit, which is the infrastructure software that underpins our EEG Games division. To remind our investors, ggCircuit is a B2B operating system for LAN Center management. The company currently has over 650 centers and 15,000 screens on their network up from 517 and 11,500 at the beginning of 2021. The development team has continued to improve the product offering for our customers. In May we announced the roll-out of a crypto mining solution that is a free add-on for ggLeap subscribers. The crypto miner enables center owners to utilize idle computing power to mine for crypto, mainly Ethereum to date, by opting into the initiative with the click of a button. Since launch, this initiative has substantially outperformed our expectations with over 300 centers across 58 countries opting in and mining over $1m in Ethereum.

In addition to our crypto mining operations, we also allow players to deposit and withdraw crypto for wagering on our Vie.bet platform and we will add to our other igaming operations once approved by the various commissions.

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Regarding an Update on financing, I would like to address some of the misinformation that has been promoted in stock chat groups regarding our financing and the various tools at our disposal. As we disclosed back in the 3rd Q we put a shelf in place for $100M and in fact back in February used $30M of this vehicle to finance the purchase of Lucky Dino which added $30M in revenues and approx. $5M in positive cash flow. This September we linked an ATM to the shelf this did not replace or add to the shelf in place it simply gave us an ability to draw down on the shelf in small amounts at a substantial cost saving . This has been misrepresented by certain groups who have an agenda to negatively effect the share price. we believe, as do all 5 of the analysts who cover us, that the share price is well below where it should be based on comparable companies in the market. As the largest single shareholder my interests are in direct alignment with all shareholders. To that end we have been exploring many alternatives. One such alternative is our new partnership with Game Fund, this is a new $300M fund that is dedicated to financing esports gaming and gambling operations. By being a partner we receive several benefits, clearly having a relationship with a large friendly source of capital is important as well as receiving strategic introductions for partnerships and potential M&A targets..

We continue to explore and negotiate other forms of capital such as metaverse partners which we will be able to discuss in detail shortly.

I will now hand the discussion over to our CFO, Dan Marks, to go through the numbers for you.

Dan Marks – Esports Entertainment Group, Inc – CFO

Thank you, Grant and Good afternoon, everyone, and thanks again for joining us today.

This time last year, our Q4 fiscal 2020 earnings call marked a significant milestone for the company as it was the 1st post our NASDAQ listing. Fast forward 12 months, and we have completed six material acquisitions and 2 rounds of capital raising, in what has been a monumental year for the company, but it leaves us very well positioned in our ambition to be the Global Leader in Esports Entertainment, Betting and Digital Gaming.

Before I jump into the financials, let me take a brief moment to summarize the key highlights that will frame our 2021 full year results. First, we moved at an unrelenting pace to execute against our core growth strategy to acquire and consolidate three B2C digital gaming businesses (Argyll Entertainment, Lucky Dino and Bethard), who operate in eight countries in Europe and beyond.

Furthermore, we have acquired and consolidated both retail and online B2C esports competition businesses, through our Esports Gaming League and Helix acquisitions and, via the purchase of ggCircuit, we have acquired and expanded the nation’s largest esports competition B2B software business.

In support of our growth strategy, the NASDAQ listing and follow-on offerings allowed us to deploy capital to expand resources, strengthen the corporate enterprise and to continue to develop our state-of-the-art betting platform, Vie.gg, melding esports with digital gaming.

Finally, we have established affiliate partnerships with 13 pro sports teams in the US, to lever their databases into online and land-based esports competitions, and furthermore we’ll use our acquisition of Genji Analytics, an esports data analytics company, to hone data from EEG’s multiple B2B and B2C operations for monetization purposes and to improve risk management in setting esports betting lines.

To reiterate Grant’s messaging, 2021 was a truly foundational year for EEG. And while the investments required to position us for continued expansion increased our Net Losses, a significant proportion of these expenses are now behind us.

On our path to achieving scale and diversification, there are aspects to our revenues and EBITDA that will make comparatives challenging due to the sheer number of acquisitions and material growth across the year. The company was effectively pre-Revenue during fiscal 2020, and as such comparative, relative, growth rates against last year are difficult.

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That being said I will move on to a review of our Q4 quarterly performance, our full year 2021 performance and provide some guidance to Q1 fiscal 2022.

Overall, from a financial statement standpoint, fourth quarter 2021 highlights include 8.8 million dollars of net revenue in the quarter, a 3.4 million dollar, or 63%, increase on net revenues versus the prior quarter. This increase was driven by incorporating a full quarter of revenues from the Lucky Dino acquisition, which completed on 1st March, together with one month of revenues from the acquisitions of ggCircuit and Helix, which completed on 1st June.

The quarter-on-quarter growth in net revenues however was slightly dampened by a reduction in gross gaming margins across our iGaming business. Whilst handle on our Argyll Sportsbook and Casino brands increased in Q4 by 20% to $68 million dollars, gross gaming margins reduced to 4.4% from 6.7% in the prior quarter, as a result of some material wins within some of our high net value players. Within our Lucky Dino casino brands, average monthly handle during the quarter rose 1 percentage point to $45 million dollars, but gross margins across the quarter reduced to 6.5%, down from 6.8% in March. However, average deposits per customer on our Casino brands increased by 5% in the quarter to $312 per active player, and leaves us well positioned looking forward.

Despite the headwinds caused by lower gross-gaming margins within the iGaming division in the quarter, Gross margins across the entire business, incorporating total Net Revenues less total Costs of Revenues, increased to 59% from 57% in the previous quarter.

From an operating expense standpoint, we saw quarter on quarter increases in sales and marketing of $2.4m, and G&A expenses of $6.2m. These increases were primarily driven by having a full quarter’s worth of Lucky Dino and 1 month worth of ggCircuit / Helix expenses in Q4 (versus just 1 month of Lucky Dino expenses in Q3). But the increase in G&A costs was also driven by some one-off transaction costs totaling $2.1m, namely those related to the closing of ggCircuit and Helix, and costs associated with the Bethard acquisition (that closed in early July), together with an increase of $1m in depreciation and amortization over the prior quarter

On the Other expense lines, we benefited from an improvement in the fair value of our warrant liabilities to the tune of $3.2 million dollars, and an income tax benefit, through the release of deferred tax liabilities, of $3.8m.

On a GAAP basis therefore, net loss for the quarter was $4.8m compared to a net loss of $12.4m in the previous quarter. On a non-GAAP basis, adjusting for non-cash charges, tax benefits and one-off transactional costs, adjusted ebitda was negative $5.5m dollars for the quarter.

Next, let me briefly review our full year 2021 results. From being pre-revenue in 2020, we generated $16.8 million dollars of revenue in full year fiscal 2021. This was predominantly driven by 11 months of revenues from Argyll Entertainment, and 4 months of revenues from Lucky Dino.

In terms of total Operating expenses, the costs associated with 6 acquisitions and 2 funding rounds during the year, meant we incurred an elevated level of professional advisory services and other related costs, as we executed against our public listing and M&A strategies. We also invested, and will continue to invest, in operational excellence through the continued expansion of our internal resources as well as the building out of our betting and tournament platforms. Sequentially, and post an additional $3m of stock compensation charges and $3.1m in depreciation and amortization charges, total Operating Losses for the year were $25.7 million dollars.

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Total Net Loss for the year on a GAAP basis, having accounted for changes in the fair value of both warrant liabilities and contingent consideration, offset by the previously mentioned release of deferred tax liabilities, was $26.4 million dollars or -$1.68 per weighted average diluted share, compared to a net loss of $10.4 million in 2020 or -$1.50 per weighted average diluted share.

The weighted average diluted share count for the full year 2021 was 15.7 million compared to 6.9 million in 2020.

On a non-GAAP basis, our adjusted EBITDA for 2021 was -$14 million dollars, compared to -$2.3 million dollars in 2020.

From a balance sheet perspective, as of June 30th, we had $19.9 million in cash, driven by the private placement of $35 million dollars of Convertible Notes in May, which were part used to fund the ggCircuit and Helix acquisitions. We had approximately $17.5 million in working capital, and total shareholders’ equity of $74.8 million dollars, up $63.4 million dollars from our position at the end of fiscal 2020. Our current net cash burn is approximately $1m per month post the acquisitions of ggCircuit and Helix, together with the monthly interest payments owed on the $35million dollar notes.

It remains a critical time to innovate and advance our platforms, and we will continue to invest in proprietary software development, both with developing our betting platform and our tournament platforms, as we look to monetize the opportunities that present themselves with the pro-Sports team partnerships we have announced.

In summary therefore, in Q4 and throughout fiscal year 2021, we have continued to show material quarter-on-quarter growth, as both our organic and acquisitive growth strategies have been executed. We will look to build on these foundations, and start to realize the cross-sell benefits and efficiencies that bringing together the various acquisitions we have undertaken, will present.

Looking forward to fiscal 2022 guidance, we are excited about the growth and momentum of our iGaming business. The acquisition of Bethard in July, brings new material revenue and ebitda streams, together with two new gaming licenses, and increased cross-sell opportunities between our brands. Consolidating our digital gaming businesses will allow us to exploit both revenue and expense synergies. Launching our betting platform in New Jersey in the coming weeks, together with exploring license options in other states, offers further growth opportunities for the iGaming division.

On our EEG Games side, the brand partnerships we have announced, together with the enhancements of our tournament platforms, will allow for access to new customers, both online and in live, in-person events at our Helix centers, which will drive monetization opportunities. The growth in our ggCircuit B2B Software business will continue, augmented by ever-growing Crypto currency mining opportunities which have garnered $1m dollars in revenues since we started mining late in Q4. The launch of LANduel later this year, our player-vs-player Skill based betting application, is also another hugely exciting addition to our Product suite.

We are still guiding to an annual revenue of over $100 million dollars in fiscal 2022, with a range of $16m-$16.5m in revenues for the 1st quarter, split approximately 90-10 between our iGaming and EEG Games businesses.

We are not providing guidance for 2022 adjusted EBITDA at this time, but we are squarely focused on reaching positive adjusted EBITDA, which we are still forecasting we will achieve before the end of calendar 2022. We will continue to advance our critical growth-focused investments, namely the development and enhancements of our proprietary betting and tournament platforms, but will realize revenue and expense benefits and savings from our enlarged group as the year progresses. And we’ll look forward to updating the market further throughout the year as we execute our plans.

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On one final and more technical note, we have experienced a tremendous amount of growth across the past year, both in terms of expansion, acquisition and capital-raising. This required a heavy lift over the last few months, which is why our call was delayed a couple of weeks to today. Moving forward, we will return to a more normal schedule, starting with the mid-November update on Q1.

Please can we now open the line for Q&A. Operator?

Operator

Thank you. We’ll go first to Michael Kupinski of Noble Capital Markets.

Michael Kupinski

Thank you. Thanks for taking the questions. Good afternoon. Can you provide an update on the expectations of revenue contributions that you expect from New Jersey? I know that you said that you think it’s going to be up and running in the next couple of weeks. I know in the past you’ve given us some thoughts in terms of the ramp in New Jersey. I was wondering if you can update us on what your thoughts are there.

Grant Johnson

(Multiple speakers) Okay. Go ahead, Dan.

Daniel Marks

Thanks for asking the question. I think we’ve been very prudent in our estimates with regards to the revenue contribution that New Jersey will give to us. It’s a very small part of the $100 million guidance as things stand. But I think we’re excited to launch there and see it as the only esports-lead gaming operation. We do see big opportunities; we’re just being prudent with regards to our forecast.

As things stand, it is a very small part of that $100 million. Obviously, as time progresses and we get our marketing plans in place, we hope to see it certainly growing as the months and years progress.

Michael Kupinski

In terms of the revenues in the Fiscal fourth quarter, obviously, they were in line with my expectations. Were there any surprises in terms of where the revenues came from, particularly looking at Argyll versus Lucky Dino versus Helix and so forth?

Daniel Marks

No surprises. To be honest, they were broadly in line with what we were hoping for. I think margins were down on the gross gaming side as we had some big winners, but our overall handle was up, which is a good combination to have looking forward as margins stabilize, and we should start seeing the benefit of that—sorry, not stabilize, as margins normalize. Obviously, having higher handle means we should see the benefit of that going forward. No, the forecasts were pretty much in line with our expectations.

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Michael Kupinski

In terms of just the expenses, G&A expenses were higher. Obviously, you had some transactional expenses in there. Can you just give us some thoughts though, in terms of how G&A expenses are going to look as we go forward into this quarter and maybe give us a run rate for those expenses, if you can?

Daniel Marks

Well, I know for a fact we had a $3 million to $4 million of one-off costs within our Q4 expense figures, our G&A expenses. Those will not be being repeated in our run rate going forward. I can provide additional detail separately with regards to what that total looks like. But it will certainly be lower without those one-off additional costs that we saw in Q4.

Michael Kupinski

Yes. It wasn’t surprising to see sales and marketing a little higher. Obviously you have a number of products and services that you’re out there marketing. I was wondering if you can give us some thoughts in terms of the elevation in sales and marketing and the new product launches. Is the Q4 a good run rate for upcoming quarters? Or do you think that we start to see, maybe as a percent of revenues, that that number comes down? How should we look at that number?

Daniel Marks

Well, with the acquisition of BetHard at the start of July, obviously our overall sales and marketing expenses will go up. We’ve obviously got a new brand within our overall group. From that perspective, sales and marketing will increase quarter-on-quarter. But certainly as the year progresses, sales as a percentage of revenues will start to decline as we get the benefits of the cross-sell opportunities that our strategy is intended to realize. We should be able to sell customers with between brands, thus reducing net CPAs per customer.

Michael Kupinski

You mentioned that your burn rate’s about $1 million a month, right? Can you just talk a little bit about your balance sheet at this point to support that growth, the growth that you anticipate, the capital expenditures, if you can give us some sense of what you’re expecting to spend as you go into Fiscal 2022? Just give us some thoughts in terms of the capital and capital allocation at this point?

Daniel Marks

Yes, in the past, we’ve got various routes to raising capital that Grant has alluded to earlier in the presentation. Our balance sheet as of today, around (inaudible) million dollars and we’re burning about $1 million a month, but we do have routes to additional capital that Grant has alluded to. We’ve shown that in the past, you can rate that and we are comfortable that we can do that going forward.

Michael Kupinski

Got you. That’s all I have. Thanks, guys.

Daniel Marks

Thank you.

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Operator

We’ll go next to Scott Buck of H.C. Wainwright.

Scott Buck

Hi. Good afternoon, guys. It looks like gross margins picked up a couple of 100 basis points this quarter versus last. How should we be thinking about the longer-term gross margin opportunity? Are we close to a ceiling there based on future revenue mix? Or is there still some extra room to expand?

Daniel Marks

The expectation is that with being in large group, certainly on the iGaming side, we should start being able to realize cost efficiencies. By that, I mean dealing with payment providers, casino games providers. We should be able to negotiate better deals because of the large volumes that we’re currently—the large group we will have. We’re at 59% in Q4, up from 57% in Q3. I still think there’s a couple of basis points, at least, improvement in that gross margin as (inaudible) progress. Obviously we’ll keep reporting on that as time goes on.

Scott Buck

Great, Dan, appreciate that color. Second, 2021 was obviously a busy year in terms of M&A. How should we think about 2022? Are you guys going to take a breather here and digest? Or will you continue to be active in the marketplace?

Grant Johnson

Yes, I’ll jump in there, Dan. At this point in time, we’re taking a breather, to use your phrase, getting the various assets we have integrated with each other and gain those efficiencies through that integration. That doesn’t mean that we’re completely out of the market. We keep our eyes open, we get opportunities to come our way frequently. If there is a unique opportunity that will substantially enhance the shareholder value or give us another strategic advantage, we would consider it. But for now, we are, again, taking a pause to consolidate what we currently have.

Scott Buck

Yes, that makes sense. Appreciate it, Grant, and appreciate the time today, guys. Thanks a lot.

Grant Johnson

Thank you.

Operator

We’ll go to our next question from Mike Hickey of Benchmark Company.

Mike Hickey

Hey Grant, Dan, Jeff, hope you guys are good. Congrats on the quarter. Just to take a step back, could you just remind us what you’re thinking about in terms of TAM on esports in the U.S.? It looks like you’re starting to accelerate some licensing opportunities. It seems like your team has had some success there with market access. Can you double click on that, and maybe how that changes or enhances your perspective, that opportunity in sports betting in the next few years or so? Thanks, guys.

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Grant Johnson

Sure. Actually, I’m going to call on Jeff to come in because he’s focused on the research specifically to that. Jeff, you want to pick up on the addressable market for gaming and iGaming combined?

Well, it doesn’t look like Jeff is on the phone. On the iGaming side, we’ve got our addressable market, which is the more mature market, of course. You’re in the $150 billion, $160 billion and growing. Esports and gaming is obviously still evolving, is evolving quickly. Depending which numbers you’re looking at, it’ll range anywhere from 16 to the mid-20s.

What we’re finding with these affiliations with the pro teams, it’s really getting us—these are super affiliates, effectively. That market is more on the gamer as opposed to the esports fan, which esports is a specific subcategory, so the addressable market there, it’s a little early for us to comment on those because we need to get a quarter or so under our belt. But the total addressable market between esports and iGaming, because we have a footprint in both where it makes us a bit unique in getting access to both of those, so our addressable market is closer to $170 billion to $180 billion versus if we were just focused on the much smaller and emerging esports market (inaudible).

We’ll update when we get a quarter of the gaming with pro teams, we will update you, I would think, the end of the first quarter next calendar year or our Q3.

Mike Hickey

Thanks, Grant. Just curious on FanDuel, where you guys are with that and how you think about the in-home opportunity? Thank you.

Grant Johnson

Yes, the software right now is complete, it’s in. We’re just waiting for the final approval so that we can proceed. We expect getting the final approval to hold our inaugural event in Atlantic City this fall.

Mike Hickey

Awesome. Thanks, guys.

Grant Johnson

Thank you.

Operator

We’ll move on to our next question from Lisa Springer of Singular Research.

Lisa Springer

Good afternoon. I wonder if you could give us more color around your partnership with the Indian Gaming Association and bringing esports technology to Indian casinos and how that’s going to roll out?

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Grant Johnson

Sure. IGEA, which is Ernie Stevens, the third, as you’re probably aware, Ernie Stevens Jr. is a chairman of NIGA. Ernie is his son. The initiative is to bring esports gaming opportunities to native communities. The focus of bringing that in will be generally through the Indian casino facilities. We’re presenting shortly in the East Coast Gaming Conference. There will be a number of the NIGA members invited as our guests to see the rollout of the LANduel product, but really is to give the opportunity to the various gamers in the native community for competing amongst themselves and the pathway through is going to be working with the casinos.

I would say that our strategy there was to partner with the largest possible group we could in the sector. As you know, NIGA represents about 50% of the U.S. gambling market. We feel we have the best partner in the biggest sector of the market. That’s the strategy.

Lisa Springer

Okay. Thank you.

Grant Johnson

You’re welcome.

Operator

We’ll go to a follow-up question from Michael Kupinski of Noble Capital Markets.

Michael Kupinski

Thank you. Thanks for taking another question. A quick question, you mentioned the cross-selling opportunities in gaming and possible cost synergies. I was just wondering if you could just add a little color on that, if you can put maybe some, what you think might be dollar figures around both what might be revenue synergies as well as the cost synergies?

Grant Johnson

Dan?

Daniel Marks

Yes, I can certainly provide the high level explanation on this. We have brands or casino brands or sports brands, we pay CPA to get a customer onto our casino on one of our brands. We can then cross-sell them into a sports brand and obviously save ourselves the $300, $400 acquisition it would cost otherwise, if we’re paying to acquire a brand new customer onto that brand.

With BetHard coming on board, we now have access to several new countries, several new licenses and we are able to move and sell customers between sportsbook, esports, casino and save ourselves the CPA. I can’t give you, at this stage, specifics around the expected upside from those synergies. I can certainly work on something separately in the coming weeks and provide that to you. But we certainly see it as a material upside and opportunity for us as the year progresses, once we fully integrated all of these operators within the overall group.

Michael Kupinski

Yes, it seems like there would be a fair amount of upside there. That’s the reason why I asked the question. That’s all I have. Thank you.

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Grant Johnson

Thank you.

Operator

That concludes today’s question-and-answer session. I’ll now turn the conference back to our presenters for any additional or closing comments.

Grant Johnson

Thank you. Thank you for the questions, and everybody, thank you for spending the time with us. As we continue to execute our plan, as you can clearly see by the numbers, it’s been a time of exciting radical growth. To quote one of the comments, we’re, at this point in time, focused on getting efficiencies out of the acquisitions we’ve made. I appreciate the support from our shareholders. We will continue to do our best to provide the most value to our shareholders. As I said myself, I am a shareholder, so my objectives are in direct lockstep with all of you on the phone today.

Again, thank you for your support. Thank you for coming to listen to our earnings call.

Operator

This concludes today’s call. Thank you for your participation. You may now disconnect.

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